Exhibit 99.1

Crawford & Company®

5335 Triangle Parkway

Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

CRAWFORD & COMPANY REPORTS 2024 FIRST QUARTER RESULTS

ATLANTA, (May 1, 2024) -- Crawford & Company® (NYSE: CRD-A and CRD-B), is pleased to announce its financial results for the first quarter ended March 31, 2024.

Based in Atlanta, Crawford & Company (NYSE: CRD‐A and CRD‐B) is a leading global provider of claims management and outsourcing solutions to insurance companies and self‐insured entities with an expansive network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights for the Class B Common Stock (CRD-B) and protections for the non-voting Class A Common Stock (CRD-A). More information is available on the Company's website.

Mr. Rohit Verma, president and chief executive officer of Crawford & Company, commented, “Our first quarter results came in largely as expected and reflect the continued absence of significant severe weather activity, a trend which began in the back half of 2023 and has persisted through the first quarter of 2024. Despite the difficult comparison created by the absence of catastrophic weather, our non-weather driven businesses delivered strong first quarter results. These included another record revenue quarter from Broadspire and the U.S. GTS service line, and continued progress in our International Operations segment where revenue growth continued in the quarter. The seasonal weather impacted North America Loss Adjusting where revenues remained consistent with the first quarter of last year and Platform Solutions revenues declined as anticipated, directly related to the absence of approximately $30 million in catastrophe revenues which did not repeat in the first quarter of 2024."

GAAP Consolidated Results

First Quarter 2024

•
Revenues before reimbursements of $301.7 million, down (5)% from $316.3 million for the 2023 first quarter
•
Net income attributable to shareholders of $2.8 million, decreasing from the $10.7 million in the same period last year
•
Diluted earnings per share of $0.06 for both CRD-A and CRD-B, compared with diluted earnings per share of $0.22 for both share classes in the prior year first quarter

Non-GAAP Consolidated Results

First Quarter 2024

•
Diluted earnings per share, on a non-GAAP basis, totaled $0.13 for both CRD-A and CRD-B in the 2024 first quarter, compared with $0.28 for both share classes in the prior year first quarter
•
Net income attributable to shareholders, on a non-GAAP basis, totaled $6.5 million in the 2024 first quarter, compared with $13.9 million in the same period last year
•
Consolidated adjusted operating earnings, on a non-GAAP basis, were $12.1 million, or 4.0% of revenues before reimbursements in the 2024 first quarter, compared with $24.9 million, or 7.9% of revenues, in the 2023 first quarter

•
Consolidated adjusted EBITDA, a non-GAAP financial measure, was $20.6 million, or 6.8% of revenues before reimbursements in the 2024 first quarter, compared with $32.8 million, or 10.4% of revenues, in the 2023 first quarter
•
Foreign currency exchange rates increased revenues before reimbursements by $0.9 million or less than 1%. Presented on a constant dollar basis to the prior year period, revenues before reimbursements totaled $300.7 million, decreasing (5)% from the 2023 first quarter

Mr. Verma continued, “The strength of our underlying non-weather business provides a solid foundation to balance periodic revenue shifts directly related to the variability of catastrophic weather events. Importantly, our balance sheet remains strong, reflected in our ample liquidity and conservatively managed debt which position us to capitalize on opportunities as we move through 2024. With the strength of our relationships and our brand recognition as a valued partner in the market, we are well positioned to drive growth and long-term strategic success.”

Segment Results for the First Quarter

North America Loss Adjusting

North America Loss Adjusting revenues before reimbursements were $77.4 million in the first quarter of 2024, decreasing (0.3)% from $77.6 million in the first quarter of 2023.

The segment had operating earnings of $4.5 million in the 2024 first quarter, decreasing from $8.1 million in the first quarter of 2023. The operating margin was 5.8% in the 2024 quarter and 10.4% in the 2023 quarter.

International Operations

International Operations revenues before reimbursements were $98.1 million in the first quarter of 2024, up 6.8% from $91.9 million in the same period of 2023. Absent foreign exchange rate decreases of $0.9 million, revenues would have been $97.2 million for the 2024 first quarter.

Operating earnings were $1.7 million in the 2024 first quarter, compared to $3.0 million in the 2023 period. The segment’s operating margin for the 2024 quarter was 1.7% as compared with 3.3% in the 2023 quarter.

Broadspire

Broadspire segment revenues before reimbursements were a new quarterly record of $94.3 million in the 2024 first quarter, increasing 12.2% from $84.1 million in the 2023 first quarter.

Broadspire recorded operating earnings of $12.8 million in the first quarter of 2024, representing an operating margin of 13.6%, increasing from $7.9 million, or 9.4% of revenues, in the 2023 first quarter.

Platform Solutions

Platform Solutions revenues before reimbursements were $31.9 million in the first quarter of 2024, down (49.2)% from $62.8 million in the same period of 2023 as the Networks service line was completing claims related to Hurricane Ian in the 2023 period.

Operating earnings were $1.1 million in the 2024 first quarter, decreasing from the $10.0 million in the 2023 period. The segment’s operating margin for the 2024 quarter was 3.5% as compared with 15.9% in the 2023 quarter.

Unallocated Corporate and Shared Costs and Credits, Net

Unallocated corporate costs were $8.0 million in the first quarter of 2024, compared with $4.1 million in the same period of 2023. The increase in the 2024 first quarter was primarily due to an increase in professional fees, compensation-related costs, and other reserves.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses (“SG&A”) increased $10.6 million, or 15.9%, in the three months ended March 31, 2024 as compared with the 2023 period. The increase was primarily due to professional fees, IT costs, bad debt expense, and compensation expense, including taxes and benefits.

Other Matters

The Company recognized pretax contingent earnout expenses totaling $0.2 million during each of the 2024 and 2023 quarters, related to the fair value adjustment of earnout liabilities arising from recent acquisitions. This adjustment, which is not a component of operating earnings, is based on favorable changes to projections of acquired entities over the respective earnout periods, which span multiple years.

The Company recognized non-service pension costs of $2.5 million in the 2024 first quarter compared with $2.2 million in the comparable 2023 period. Non-service pension costs represent the U.S. and U.K. non-service defined benefit pension costs, which are non-operating in nature as the U.S. plan is frozen and the U.K. plans are closed to new participants.

Balance Sheet and Cash Flow

The Company’s consolidated cash and cash equivalents position as of March 31, 2024, totaled $45.2 million, compared with $58.4 million at December 31, 2023. The Company’s total debt outstanding as of March 31, 2024, totaled $230.2 million, compared with $209.1 million at December 31, 2023.

The Company’s operations used $19.8 million of cash, net during the first three months of 2024, compared with $0.4 million used in 2023. The increase in cash used was due primarily to $11.0 million lower operating earnings and $11.2 million higher incentive compensation payments over the prior year.

The Company made no contributions to its U.S. defined benefit pension plan and $0.6 million in contributions to its U.K. plans for the first quarter of 2024, compared with no contributions to the U.S. plan and $0.5 million to the U.K. plans in 2023.

During the 2024 first quarter, the Company didn't repurchase any shares of CRD-A, but repurchased 85,632 shares of CRD-B at an average per share cost of $8.56. There were no shares repurchased during the 2023 first quarter. The total cost of share repurchases in the 2024 quarter was $0.7 million.

Conference Call

As previously announced, Crawford & Company will host a conference call on May 2, 2024, at 8:30 a.m. Eastern Time to discuss its first quarter 2024 results. The conference call can be accessed live by dialing 1-888-259-6580 and using Conference ID 67309448. A presentation for tomorrow’s call can also be found on the investor relations portion of the Company’s website, https://ir.crawco.com. The call will be recorded and available for replay through June 2, 2024. You may dial 1-877-674-7070 and use passcode 309448# to listen to the replay.

Non-GAAP Presentation

In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under U.S. generally accepted accounting principles (“GAAP”), these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of operations.

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker (“CODM”) to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs, but before net corporate interest expense, stock option expense, amortization of acquisition-related intangible assets, contingent earnout adjustments, non-service pension costs, income taxes and net income or loss attributable to noncontrolling interests.

Adjusted EBITDA is not a term defined by GAAP and as a result our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies. However, adjusted EBITDA is used by management to evaluate, assess and benchmark our operational results. The Company believes that adjusted EBITDA is relevant and useful information widely used by analysts, investors and other interested parties. Adjusted EBITDA is defined as net income attributable to shareholders of the Company with adjustments for depreciation and amortization, net corporate interest expense, contingent earnout adjustments, non-service pension costs, income taxes and stock-based compensation expense.

Unallocated corporate and shared costs and credits include expenses and credits related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, certain unallocated professional fees and certain self-insurance costs and recoveries that are not allocated to our individual operating segments.

Income taxes, net corporate interest expense, stock option expense, amortization of acquisition-related intangible assets, contingent earnout adjustments, and non-service pension costs are recurring components of our net income, but they are not considered part of our segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services and vary significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors, affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. Contingent earnout adjustments relate to changes in the fair value of earnouts associated with our recent acquisitions. Non-service pension costs represent the U.S. and U.K. non-service defined benefit pension costs, which are non-operating in nature as the U.S. plan was frozen in 2002 and the U.K. plans are closed to new participants. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings to better assess the results of each segment's operating activities on a consistent basis.

A significant portion of our operations are international. These international operations subject us to foreign exchange fluctuations. The following table illustrates revenue as a percentage of total revenue for the major currencies of the geographic areas that Crawford does business:

		Three Months Ended
(in thousands)		March 31, 2024		March 31, 2023
Geographic Area	Currency	USD equivalent	% of total	USD equivalent	% of total
U.S.	USD	$179,721	59.6%	$199,857	63.2%
U.K.	GBP	40,255	13.4%	33,124	10.5%
Canada	CAD	23,841	7.9%	24,614	7.8%
Australia	AUD	19,661	6.5%	22,994	7.2%
Europe	EUR	14,885	4.9%	14,038	4.4%
Rest of World	Various	23,291	7.7%	21,707	6.9%
Total Revenues, before reimbursements		$301,654	100.0%	$316,334	100.0%

Following is a reconciliation of consolidated operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis:

	Three Months Ended
(in thousands)	March 31, 2024	March 31, 2023
Operating earnings:
North America Loss Adjusting	$4,479	$8,065
International Operations	1,690	3,035
Broadspire	12,804	7,927
Platform Solutions	1,115	9,966
Unallocated corporate and shared costs, net	(8,007)	(4,119)
Consolidated operating earnings	12,081	24,874
(Deduct) add:
Net corporate interest expense	(3,596)	(4,399)
Stock option expense	(167)	(156)
Amortization of intangible assets	(1,868)	(1,899)
Non-service pension costs	(2,473)	(2,171)
Contingent earnout adjustments	(151)	(248)
Income tax provision	(1,047)	(5,271)
Net loss (income) attributable to noncontrolling interests	58	(49)
Net income attributable to shareholders of Crawford & Company	$2,837	$10,681

Following is a reconciliation of net income attributable to shareholders of Crawford & Company on a GAAP basis to non-GAAP adjusted EBITDA:

	Three Months Ended
(in thousands)	March 31, 2024	March 31, 2023
Net income attributable to shareholders of Crawford & Company	$2,837	$10,681
Add:
Depreciation and amortization	9,299	9,050
Stock-based compensation	1,218	1,023
Net corporate interest expense	3,596	4,399
Non-service pension costs	2,473	2,171
Contingent earnout adjustments	151	248
Income tax provision	1,047	5,271
Non-GAAP adjusted EBITDA	$20,621	$32,843

Following is a reconciliation of operating cash flow to free cash flow for the three months ended March 31, 2024 and 2023:

Three Months Ended
(in thousands)	March 31, 2024	March 31, 2023	Change
Net Cash Used in Operating Activities	$(19,803)	$(445)	$(19,358)
Less:
Property & Equipment Purchases, net	(1,541)	(1,031)	(510)
Capitalized Software (internal and external costs)	(8,009)	(7,610)	(399)
Free Cash Flow	$(29,353)	$(9,086)	$(20,267)

Non-GAAP consolidated results for 2024 exclude the non-cash, after-tax adjustments for amortization of intangible assets of $1.6 million, non-service-related pension costs of $1.9 million, and contingent earnout adjustment of $0.2 million. Non-GAAP consolidated results for 2023 exclude a similar adjustment for amortization of intangible assets of $1.4 million, non-service-related pension costs of $1.6 million, and contingent earnout adjustment of $0.2 million.

Following are the reconciliations of GAAP Pretax Earnings, Net Income and Earnings Per Share to related non-GAAP Adjusted figures, which reflect each of 2024 and 2023 before amortization of intangible assets, non-service related pension costs and contingent earnout adjustments:

Three Months Ended March 31, 2024
(in thousands)	Pretax earnings	Net income attributable to Crawford & Company	Diluted earnings per CRD-A share	Diluted earnings per CRD-B share
GAAP	$3,826	$2,837	$0.06	$0.06
Adjustments:
Amortization of intangible assets	1,868	1,575	0.03	0.03
Non-service related pension costs	2,473	1,929	0.04	0.04
Contingent earnout adjustments	151	151	—	—
Non-GAAP Adjusted	$8,318	$6,492	$0.13	$0.13

Three Months Ended March 31, 2023
(in thousands)	Pretax earnings	Net income attributable to Crawford & Company	Diluted earnings per CRD-A share	Diluted earnings per CRD-B share
GAAP	$16,001	$10,681	$0.22	$0.22
Adjustments:
Amortization of intangible assets	1,899	1,424	0.03	0.03
Non-service related pension costs	2,171	1,613	0.03	0.03
Contingent earnout adjustments	248	184	-	-
Non-GAAP Adjusted	$20,319	$13,902	$0.28	$0.28

Following is information regarding the weighted average shares used in the computation of basic and diluted earnings per share:

	Three Months Ended
(in thousands)	March 31, 2024	March 31, 2023
Weighted-Average Shares Used to Compute Basic Earnings Per Share:
Class A Common Stock	29,586	28,841
Class B Common Stock	19,542	19,848
Weighted-Average Shares Used to Compute Diluted Earnings Per Share:
Class A Common Stock	30,279	29,141
Class B Common Stock	19,542	19,848

Further information regarding the Company’s operating results for the three months ended March 31, 2024, financial position as of March 31, 2024, and cash flows for the three months ended March 31, 2024 is shown on the attached unaudited condensed consolidated financial statements.

About Crawford & Company

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is a leading provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive network serving clients in more than 70 countries. The Company's two classes of stock are substantially identical, except with respect to voting rights for the Class B Common Stock (CRD-B) and protections for the non-voting Class A Common Stock (CRD-A). More information is available at www.crawco.com.

TAG: Crawford-Financial, Crawford-Investor-News-and-Events

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company’s present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company’s reports filed with the SEC and available at www.sec.gov and in the Investor Relations section of Crawford & Company’s website at www.crawco.com.

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended March 31,	2024	2023	% Change

Revenues:
Revenues Before Reimbursements	$301,654	$316,334	(5)%
Reimbursements	11,419	11,604	(2)%
Total Revenues	313,073	327,938	(5)%

Costs and Expenses:
Costs of Services Provided, Before Reimbursements	214,389	227,078	(6)%
Reimbursements	11,419	11,604	(2)%
Total Costs of Services	225,808	238,682	(5)%

Selling, General, and Administrative Expenses	77,320	66,711	16%
Corporate Interest Expense, Net	3,596	4,399	(18)%
Total Costs and Expenses	306,724	309,792	(1)%

Other Loss, Net	(2,523)	(2,145)	18%

Income Before Income Taxes	3,826	16,001	(76)%
Provision for Income Taxes	1,047	5,271	(80)%

Net Income	2,779	10,730	(74)%

Net Loss (Income) Attributable to Noncontrolling Interests	58	(49)	nm

Net Income Attributable to Shareholders of Crawford & Company	$2,837	$10,681	(73)%

Earnings Per Share - Basic:
Class A Common Stock	$0.06	$0.22	(73)%
Class B Common Stock	$0.06	$0.22	(73)%

Earnings (Loss) Per Share - Diluted:
Class A Common Stock	$0.06	$0.22	(73)%
Class B Common Stock	$0.06	$0.22	(73)%

Cash Dividends Per Share:
Class A Common Stock	$0.07	$0.06	17%
Class B Common Stock	$0.07	$0.06	17%

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2024 and December 31, 2023

Unaudited

(In Thousands, Except Par Values)

	March 31,	December 31,
	2024	2023
ASSETS

Current Assets:
Cash and Cash Equivalents	$45,196	$58,363
Accounts Receivable, Net	125,985	131,362
Unbilled Revenues, at Estimated Billable Amounts	127,597	116,611
Income Taxes Receivable	2,586	4,842
Prepaid Expenses and Other Current Assets	44,460	58,168
Total Current Assets	345,824	369,346

Net Property and Equipment	21,597	22,742

Other Assets:
Operating Lease Right-of-Use Asset, Net	86,141	88,615
Goodwill	76,621	76,724
Intangible Assets Arising from Business Acquisitions, Net	80,341	81,786
Capitalized Software Costs, Net	99,942	96,770
Deferred Income Tax Assets	26,162	26,247
Other Noncurrent Assets	39,649	36,969
Total Other Assets	408,856	407,111

Total Assets	$776,277	$799,199

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-Term Borrowings	$19,354	$14,813
Accounts Payable	45,232	45,107
Accrued Compensation and Related Costs	64,256	97,842
Self-Insured Risks	20,188	33,238
Income Taxes Payable	5,334	6,130
Operating Lease Liability	24,438	24,351
Other Accrued Liabilities	48,108	42,271
Deferred Revenues	37,224	35,540
Total Current Liabilities	264,134	299,292

Noncurrent Liabilities:
Long-Term Debt and Finance Leases, Less Current Installments	210,823	194,335
Operating Lease Liability	74,295	78,029
Deferred Revenues	23,807	24,871
Accrued Pension Liabilities	23,440	24,006
Other Noncurrent Liabilities	36,540	38,835
Total Noncurrent Liabilities	368,905	360,076

Shareholders’ Investment:
Class A Common Stock, $1.00 Par Value	29,628	29,525
Class B Common Stock, $1.00 Par Value	19,469	19,555
Additional Paid-in Capital	83,104	82,589
Retained Earnings	227,311	228,564
Accumulated Other Comprehensive Loss	(214,792)	(218,615)
Shareholders’ Investment Attributable to Shareholders of Crawford & Company	144,720	141,618
Noncontrolling Interests	(1,482)	(1,787)
Total Shareholders’ Investment	143,238	139,831

Total Liabilities and Shareholders’ Investment	$776,277	$799,199

CRAWFORD & COMPANY

SUMMARY RESULTS BY OPERATING SEGMENT WITH DIRECT COMPENSATION AND OTHER EXPENSES

Unaudited

(In Thousands, Except Percentages)

Three Months Ended March 31,

	North America Loss Adjusting		%	International Operations		%	Broadspire		%	Platform Solutions		%
	2024	2023	Change	2024	2023	Change	2024	2023	Change	2024	2023	Change

Revenues Before Reimbursements	$77,365	$77,597	(0.3)%	$98,092	$91,863	6.8%	$94,298	$84,054	12.2%	$31,899	$62,820	(49.2)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	55,467	54,164	2.4%	64,979	61,421	5.8%	57,257	52,641	8.8%	18,930	40,911	(53.7)%

% of Revenues Before Reimbursements	71.7%	69.8%		66.2%	66.9%		60.7%	62.6%		59.3%	65.1%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	17,419	15,368	13.3%	31,423	27,407	14.7%	24,237	23,486	3.2%	11,854	11,943	(0.7)%

% of Revenues Before Reimbursements	22.5%	19.8%		32.0%	29.8%		25.7%	27.9%		37.2%	19.0%

Total Operating Expenses	72,886	69,532	4.8%	96,402	88,828	8.5%	81,494	76,127	7.1%	30,784	52,854	(41.8)%

Operating Earnings (1)	$4,479	$8,065	(44.5)%	$1,690	$3,035	(44.3)%	$12,804	$7,927	61.5%	$1,115	$9,966	(88.8)%

% of Revenues Before Reimbursements	5.8%	10.4%		1.7%	3.3%		13.6%	9.4%		3.5%	15.9%

(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of acquisition-related intangible assets, non-service pension costs, contingent earnout adjustments, and certain unallocated corporate and shared costs and credits. See pages 3 and 4 for additional information about segment operating earnings.

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year-to-Date Period Ended March 31, 2024 and March 31, 2023

Unaudited

(In Thousands)

	2024	2023
Cash Flows From Operating Activities:
Net Income	$2,779	$10,730
Reconciliation of net income to net cash used in operating activities:
Depreciation and amortization	9,299	9,050
Stock-based compensation	1,218	1,023
(Gain) loss on disposal of property and equipment	(81)	20
Contingent earnout adjustments	151	248
Changes in operating assets and liabilities:
Accounts receivable, net	6,312	(17)
Unbilled revenues, net	(9,511)	(6,333)
Accrued or prepaid income taxes	942	3,895
Accounts payable and accrued liabilities	(25,837)	(15,818)
Deferred revenues	116	2,841
Accrued retirement costs	(3,546)	(2,887)
Prepaid expenses and other operating activities	(1,645)	(3,197)
Net cash used in operating activities	(19,803)	(445)

Cash Flows From Investing Activities:
Acquisitions of property and equipment	(1,541)	(1,031)
Capitalization of computer software costs	(8,009)	(7,610)
Net cash used in investing activities	(9,550)	(8,641)

Cash Flows From Financing Activities:
Cash dividends paid	(3,443)	(2,925)
Repurchases of common stock	(733)	—
Increases in short-term and revolving credit facility borrowings	35,807	19,394
Payments on short-term and revolving credit facility borrowings	(14,794)	(10,265)
Payments of contingent consideration on acquisitions	(579)	(848)
Other financing activities	(185)	(169)
Net cash provided by financing activities	16,073	5,187

Effects of exchange rate changes on cash and cash equivalents	394	1,195
Decrease in cash, cash equivalents, and restricted cash(1)	(12,886)	(2,704)
Cash, cash equivalents, and restricted cash at beginning of year(1)	59,545	46,645
Cash, cash equivalents, and restricted cash at end of period(1)	$46,659	$43,941

(1) The 2024 amounts include beginning restricted cash of $1,182 at December 31, 2023, and ending restricted cash of $1,463 at March 31, 2024, and the 2023 amounts include beginning restricted cash of $638 at December 31, 2022, and ending restricted cash of $637 at March 31, 2023, which we present as part of "Prepaid expenses and other current assets" on the Balance Sheets.